                                                              EXHIBIT 10.16(2)



                              EMPLOYMENT AGREEMENT



     WHEREAS, GGS Management Holdings, Inc. (the "Company") has entered into a

Stock Purchase Agreement dated as of January 31, 1996 by and among the Company, GS Capital Partners II, L.P. ("GSCP"), Symons International Group, Inc. ("SIG") and Goran Capital Inc. ("Goran") (the "Stock Purchase Agreement"), and it is a condition to the Closing (all capitalized terms used and not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement) that
(i) the Company and Douglas H. Symons ("you" or the "Executive") enter into this Employment Agreement and (ii) the Company, GSCP, SIG and Goran enter into a Stockholder Agreement substantially in the form of Exhibit B to the Stock Purchase Agreement (the "Stockholder Agreement").

     WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to employ the Executive, upon the terms and conditions hereinafter set forth; and

     WHEREAS, the Executive desires to be employed by the Company, upon the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the covenants and agreements set forth below, the parties agree as follows:

1. Term of Agreement. This Agreement shall commence as of the Closing Date and shall continue in effect until the fifth anniversary of the Closing Date (the "Initial Term"); provided, however, that unless terminated earlier pursuant hereto, the term of this Agreement shall automatically be extended without further action of either party for additional one year periods (each such one year period, a "Renewal Period") unless, not later than six months prior to the end of the then effective term, either the Company or the Executive shall have given written notice that such party does not intend to extend this Agreement (the period beginning on the Closing Date and ending on expiration or termination of the Executive's employment hereunder being referred to herein as the "Employment Period").

2. Terms of Employment. During the Initial Term and any Renewal Period, you agree to be a full-time employee of the Company serving in the position of Executive Vice President of the Company and further agree to devote substantially all of your working time and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities associated with your position as Executive Vice President of the Company, to use your best efforts to perform faithfully and efficiently such responsibilities. In addition, you agree to serve in such other capacities or offices to which you may be duly assigned, appointed or elected from time to time (but not in diminution of your status as a senior executive officer of the Company). Nothing herein shall prohibit you from devoting your time to civic and community activities or managing personal investments, as long as the foregoing do not interfere with the performance of your duties hereunder. You shall be entitled to serve on the Board of Directors of the Company until removed from such office pursuant to the Stockholder Agreement.

3.     Compensation.

        (i) Base Salary. Executive shall receive base salary pursuant to this Agreement during the Employment Period in bi-weekly installments in an amount which shall be mutually agreed to by and between Executive and the Company; provided, however, that Company shall, at all times during the Initial Term, agree that Executive's Base Salary shall be at an annualized rate of at least $150,000 per annum (as such sum is mutually agreed to from time to time, "Base Salary"). Executive shall receive bi-weekly installments of Base Salary during the Initial Term and any Renewal Period (in each case on a pro-rated basis if employment pursuant to this Agreement is for less than a full calendar year during any portion of the Initial Term or a Renewal Period). Executive's Base Salary shall be reviewed at least annually by the Board of Directors of the Company during the first calendar quarter of each year and in the event that Executive's Base Salary shall be increased, Executive shall receive a lump sum catch-up payment (subjective to all applicable withholdings) in an amount necessary to compensate Executive as if the increased Base Salary had become effective on January 1 of the applicable year; provided, however, that no catch-up payment shall be made to Executive for any increase in Base Salary occurring during 1996. Notwithstanding any other provision of this Agreement, Executive's Base Salary shall be increased during each year of this Agreement by a percentage which shall be at least equal to or greater than the increase in the Consumer Price Index applicable for such year.


       (ii) Bonus. The bonus paid to Executive shall be determined in accordance with the terms contained in Exhibit A hereto and any bonus due Executive for any calendar year or any portion of a year ending on December 31, shall be paid no later than April 15 of the next succeeding year.

       (iii) Other Expenses. The Company shall reimburse you for all reasonable travel, entertainment and other business expenses incurred by you during the Employment Period in the performance of your responsibilities under this Agreement promptly upon receipt of written substantiation of such expenses in accordance with the policies of the Company in respect thereto. You shall be entitled to reimbursement of all reasonable travel expenses incurred by you for your spouse to accompany you on any business trip where it is expected or appropriate that spouses will accompany the participants.

        (iv) Benefits. You shall be entitled, at the expense of the Company, to participate in employee benefit and fringe benefit plans and programs (including life, health, disability and officer indemnity insurance and retirement plans) generally made available by the Company to other senior executives and shall be entitled to paid vacation in an amount which is commensurate with other executive vice presidents of similarly situated property and casualty companies. Nothing in this Agreement shall restrict the right of the Company to amend, modify or terminate any such benefits.

        (v) Automobile. The Company shall furnish Executive (at no cost to Executive) with an automobile (including all maintenance therefore) which is in keeping with automobiles historically driven by Executive.

4. Termination of Employment. Unless earlier terminated, the Executive's employment pursuant to this Agreement shall terminate upon the earliest to occur of any of the following:

        (i) The Executive and the Company mutually agree that the employment of the Executive shall terminate;

        (ii)   The Executive's retirement;

        (iii) The Executive's death or Disability ("Disability" means any physical or mental impairment, infirmity or incapacity rendering the Executive substantially unable to perform his duties hereunder for any 120 days in the aggregate out of any 365 day period); or

        (iv) The Company terminates the Executive's employment for Cause ("Cause" means (a) the Executive being convicted in the United States of America, any state therein, or the District of Columbia, or in Canada or any Province therein (each, a "Relevant Jurisdiction"), of a crime for which the maximum penalty may include imprisonment for one year or longer (a "felony") or the Executive having had entered against him or consenting to any judgment, decree or order (whether criminal or otherwise) based upon fraudulent conduct or violation of securities laws, (b) the Executive being indicted for, charged with or otherwise the subject of any formal proceeding (criminal or otherwise) in connection with any felony, fraudulent conduct or violation of securities laws, in a case brought by a law enforcement or securities regulatory official, agency or authority in a Relevant Jurisdiction, (c) any consolidated balance sheet of Goran, a Canadian insurance holding company, is required by the independent certified public accountants of Goran to be restated in a manner that results in the reported consolidated shareholders' equity of Goran and its subsidiaries being reduced by an amount equal to 10% or more of such reported consolidated shareholders' equity, (d) the Executive engaging in fraud, or engaging in any unlawful conduct relating to the Company or its business, in either case as determined under the laws of any Relevant Jurisdiction, (e) the Executive breaching any provision of this

               Agreement or (f) gross negligence or willful misconduct by the Executive in the performance of his duties hereunder).

5. Compensation Upon Termination. Upon termination of your employment with the Company, payments of bases salary, bonus, or other compensation and/or benefits provided to the Executive by the Company pursuant to this Agreement or otherwise, shall be paid in accordance with the Company's policies then in effect; provided however, that upon termination by reason of death, you shall also be entitled to have your then base salary continue to be paid (on the regular payment dates) for a period of six months after the Date of Termination.

6. Location. Your services shall be performed at the Company's current headquarters location in Indianapolis, Indiana, or at such other place within a fifty-mile radius of such current location as the Board may from time to time deem appropriate. If you shall be otherwise temporarily relocated in connection with an acquisition by the Company or its subsidiaries, you shall be reimbursed for reasonable expenses for housing at such location and for your spouse to visit such location from time to time. If you shall be otherwise permanently relocated, you shall be reimbursed for your reasonable moving expenses. Notwithstanding the foregoing, you shall be required to travel to the extent necessary to the performance of your responsibilities under this Agreement.

7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement, provided, that all notices to the Company shall be directed to the attention of the Board with copies to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8. Noncompetition. In consideration of the Company's entering into this Agreement and the compensation and benefits to be provided by the Company to you hereunder, and further in consideration of your exposure to proprietary information of the Company, you agree as follows;

       (i) Until the date of termination or expiration of your employment for any reason (the "Date of Termination"), you agree not to enter into competitive endeavors and not to undertake any commercial activity which is contrary to the best interests of the Company or its affiliates, including, directly or indirectly, becoming an employee, consultant, owner (except for passive investments of not more than one percent of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of, or otherwise participating in the management, operation, control or profits of (a) any firm or person engaged in the operation of a business engaged in the acquisition of insurance businesses engaging in the business of providing insurance, including reinsurance, relating to nonstandard automobile insurance and related forms of insurance or (b) any firm or person which either directly competes with a line or lines of business of the Company accounting for five percent (5%) or more of the Company's gross sales, revenues or earnings before taxes or derives five percent (5%) or more of such firm's or person's gross sales, revenues or earnings before taxes from a line or lines of business which directly compete with the Company. Notwithstanding any provision of this Agreement to the contrary, you agree that your breach of the provisions of this Section 8(i) shall permit the Company to terminate your employment for Cause.

        (ii) If your employment is terminated by you, or by reason of your Disability, or by the Company for Cause, then, for two years after the Date of Termination, you agree not to become, directly or indirectly, an employee, consultant, owner (except for passive investments of not more than one percent of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent or director of, or otherwise to participate in the management, operation, control or profits of, any firm or person which directly competes with a business of the Company which at the Date of Termination produced any class of products accounting for five percent (5%) or more of the Company's gross sales, revenues or earnings before taxes or which at the Date of Termination derived five percent (5%) or more of such firm's or person's gross sales, revenues or earnings before taxes.

        (iii) You acknowledge and agree that damages for breach of the covenant not to compete in this Section 8 will be difficult to determine and will not afford a full and adequate remedy, and therefore agree that the Company shall be entitled to an immediate injunction and restraining order (without the necessity of a bond) to prevent such breach or threatened or continued breach by you and any persons or entities acting for or with you, without having to prove damages, and to all costs and expenses (if a court or arbitrator determines that the Executive has breached the covenant not to compete in this
                Section 8), including reasonable attorneys' fees and court costs, in addition to any other remedies to which the Company may be entitled at law or in equity; provided, however, that in the event that a court or arbitrator finally determines that the Executive has not breached the covenant not to compete in this
                Section 8 after an action or suit is brought by the Company with respect thereto, the Company shall pay all costs and expenses, including reasonable attorney's fees and court costs, incurred by the Executive in defending against such action or suit. You hereby waive any and all defenses you may have on the ground of lack of jurisdiction or competence of the court to grant such injunction, restraining order or other equitable relief you and the Company agree that the provisions of this covenant not to compete are reasonable and necessary for the operation of the Company and its subsidiaries. However, should any court or arbitrator determine that any provision of this covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this covenant not to compete should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

 9. Non-solicitation. During the Employment Period and for a period of two years thereafter, the Executive shall not interfere with the Company's or any of its subsidiaries' relationships with, or endeavor to entice away from the Company or any of its subsidiaries, or hire, any person who at any time during the Employment Period was an employee or customer of the Company or any of its subsidiaries or otherwise had a material business relationship with the Company or any of its subsidiaries.

10.     Confidentiality.

        (i) You agree and understand that as a result of your position with the Company, you have been and will be exposed to and have received and will receive information relating to the confidential affairs of the Company, including but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, information concerning the principals of any of the businesses of the Company, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. You agree that during the Employment Period and thereafter, you will keep such information confidential and not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company and you confirm that such information is the exclusive property of the Company and its affiliates. You agree to hold as the Company's property all memoranda, books, papers, letters and other data and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, whether made by you or otherwise coming into your possession and, on termination or expiration of your employment, or on demand of the Company at any time, to deliver the same to the Company.

        (ii) Any ideas, processes, characters, productions, schemes, titles, names, formats, policies, adaptations, plots, slogans, catchwords, incidents, treatment, and dialogue which you may conceive, create, organize, prepare or produce during the period of your employment and which ideas, processes, etc. relate to any of the businesses of the Company, shall be owned by the Company and its affiliates whether or not you should in fact execute an assignment thereof to the Company, but you agree to execute any assignment thereof or other instrument or document which may be reasonably necessary to protect and secure such rights to the Company.

11.     Arbitration.

        (i) Except as contemplated by Section 8(iii) hereof, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Indianapolis, Indiana before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by you, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.

        (ii) The parties agree to use their best efforts to cause (a) the two applicable individuals set forth in the preceding Section 11(i), or, if applicable, the American Arbitration Association, to appoint the arbitrator within thirty days of the date that a party hereto notifies the other party that a dispute or controversy exists that necessitates the appointment of an arbitrator, and (b) any arbitration hearing to be held within thirty days of the date of selection of the arbitrator and, as a condition to his or her selection, such arbitrator must consent to be available for a hearing at such time.

12. Stock Options. The Executive shall be granted options for shares of capital stock of the Company pursuant to the Company's 1996 Stock Option Plan (the "Option Plan").

        (i) With respect to any shares issued pursuant to such options in accordance with the Option Plan, the Executive will be entitled to unlimited piggyback registration rights in connection with any offering of shares by the Company pursuant to an effective registration statement under the Securities Act of 1933, on a pari passu basis with any other stockholders of the Company having piggyback registration rights (other than Symons International Group, Inc. and GS Capital Partners II, L.P., and their respective affiliates and transferees, who will have priority over the Executive), subject to the Executive entering into appropriate agreements relating to hold-back periods, legal opinions and similar issues.

        (ii) The options granted to the Executive pursuant to the Option Plan shall become Vested Options (as defined in the Option Plan) automatically upon a Company Sale (as defined in the Stock Purchase Agreement).

        (iii) Immediately prior to an Initial Public Offering (as defined in the Option Plan), the Executive shall be entitled to purchase the shares of capital stock of the Company subject to any option that is an Unvested Option held by the Executive at a price per share equal to the exercise price set forth with respect to such option in the Option Plan; provided, however, that all shares purchased pursuant to such options shall be restricted shares, subject to the same provisions, restrictions and limitations, including, without limitation, the provisions, restrictions and limitations relating to vesting, forfeiture and transferability, to which such options that are Unvested Options are subject pursuant to the Option Plan not taking into account this Section 12(iii).

13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officers as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement (or in the Stockholder Agreement). The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Indiana. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Sections 5 and 11 and your obligations under Sections 8, 9, 10 and 11 hereof shall survive the expiration or termination of the Employment Period and this Agreement.

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Enforceability. The covenants set forth in Sections 8, 9 and 10 shall be construed as independent of any of the other provisions contained in this Agreement and shall be enforceable as aforesaid, notwithstanding the existence of any claim or cause of action of the Executive against the Company or any of its subsidiaries, whether based on this Agreement or otherwise. In the event that any of the provisions of Sections 8, 9 or 10 should ever be adjudicated to exceed the time or other limitations permitted by applicable law, then such provisions shall be deemed reformed in any jurisdiction to the time or other limitations permitted by applicable law.

16. Board Action. In the case of any provision of this Agreement which requires or is subject to any action, approval or policy of, or determination or notice by, (i) the Board, such action, approval, policy, determination or notice may be effected by the GSCP Designees (as defined in the Stockholder Agreement) or (ii) the Company, shall be subject, in addition, to the consent of the GSCP Designees.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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
18. Entire Agreement. This Agreement (and the Stockholder Agreement) contain the entire agreement by the parties with respect to the matters covered herein and supersede any prior agreement (including, without limitation, any prior employment agreement), condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage, or obligation might have given rise to any enforceable right.

       IN WITNESS WHEREOF, the parties have executed this Agreement this ____day of __________, 1996.



Address:

                                        By: Douglas H. Symons
                                           -------------------------------
                                        Name: Douglas H. Symons
                                             -----------------------------

                                        GGS MANAGEMENT HOLDINGS, INC.


Address:                                By: David L. Bates
                                           -------------------------------

                                        Name: David L. Bates
                                             -----------------------------
                                        Title: Vice President & Secretary
                                              ----------------------------






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
                                                                      EXHIBIT A

                         BONUS PLAN FOR ALAN G. SYMONS

The Bonus Plan will be based on the following criteria:

1. GGS must make all interest and principal payments on a timely basis and pass all covenant tests during the fiscal year for any bonus payment to be made.

2. If all interest and principal interest payments are met and covenant tests passed, the following payment schedule will be used:


    % of GGS Plan*         % of Bonus         Bonus         Total Compensation
    --------------         ----------         -----         ------------------

less than 80%                    0%             $0               $150,000
          80%                   25%          $18,750             $168,750
          85%                   30%          $22,500             $172,500
          90%                   35%          $26,250             $176,250
          95%                   50%          $37,500             $187,500
          96%                   60%          $45,000             $195,000
          97%                   70%          $52,500             $202,500
          98%                   80%          $60,000             $210,000
          99%                   90%          $67,500             $217,500
         100%                  100%          $75,000             $225,000


    * Note: Plan refers to operating income (excluding realized gains on fixed income portfolio and any realized gains on the equity securities in excess of a 7.5% return on the equity portfolio including dividends) in the GGS projections as shown below.


                   4/30/96-
                   12/31/96        1997        1998        1999        2000        2001        2002
                   --------        ----        ----        ----        ----        ----        ----

Operating           $8,982        $23,793     $28,730     $33,167     $38,397     $43,924     $49,948
Income


3.  Performance exceeding plan will be rewarded at the Board's discretion.



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